EXHIBIT 3.1.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF PHENOMIX CORPORATION,

a Delaware corporation

Phenomix Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

ONE: That on September 18, 2007, resolutions were duly adopted by the Corporation’s Board of Directors setting forth, approving and adopting a proposed amendment to the Corporation’s Fifth Amended and Restated Certificate of Incorporation (the “Restated Certificate”), and declaring such amendment to be advisable and recommended for approval by the Corporation’s stockholders, and that such resolutions provide that:

The first sentence of Paragraph C(2) of Article Fifth of the Restated Certificate shall be amended and restated in its entirety to read as follows:

“Notwithstanding the provisions of Section C(1), at each annual or special meeting called for the purpose of electing directors, (a) the holders of the Series C Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors (the “Series C Director”); (b) the holders of the Series B Preferred, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors (the “Series B Directors”); (c) the holders of the Series A4 Preferred and Series A5 Preferred, voting together as a single class, shall be entitled to elect two (2) members of the Board of Directors (the “Series A Directors”, collectively with the Series C Director and the Series B Directors, the “Preferred Directors”); (d) the holders of the Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors and (e) any remaining directors shall be elected by the holders of Preferred Stock and the holders of Common Stock voting together as a single class on an as-converted to Common Stock basis.”

TWO: That on September 25, 2007, the Corporation’s stockholders approved such amendment by vote of the outstanding shares in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THREE: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment to Amended and Restated Certificate of Incorporation has been executed as of this 25th day of September, 2007.

PHENOMIX CORPORATION

/s/ Laura K. Shawver
Laura K. Shawver, Ph.D.
Chief Executive Officer and President

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT]